Exhibit 16.1

July 31, 2008

Office of the Accountant

Securities and Exchange Commission

100 F Street N. E.

Washington, DC 20549

Re: STR Holdings, Inc.

Dear Sirs:

We have received a copy of the change in independent registered public accounting firm disclosure pursuant to Item 304 of Regulation S-K, and we are in agreement with the statements being made by STR Holdings, Inc. in its Registration Statement on Form S-1 dated July 31, 2008 and captioned “Change in Independent Registered Public Accounting Firm.”

We hereby consent to the filing of this letter as an exhibit to the foregoing Registration Statement on Form S-1.

Sincerely,

/s/ UHY LLP